Exhibit 107

Calculation of Filing Fee Table

Form S-4

Wildfire New PubCo, Inc.

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration of Fee(12)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be paid	Equity	Common stock	Other	43,225,000(2)	$9.95	$430,088,750.00(7)	.0000927	$39,869.23	—	—	—	—

Fees to be paid	Equity	Series A Preferred Stock	Other	10,527(3)	$1,529.36	$16,099,572.70(8)	.0000927	$1,492.43	—	—	—	—

Fees to be paid	Equity	Warrants to purchase common stock	Other	26,650,000(4)	$0.20	$5,330,000.00(9)	.0000927	$494.09	—	—	—	—

Fees to be paid	Equity	Common stock issuable upon exercise of warrants	Other	26,650,000(5)	$11.50	—(10)	—	—	—	—	—	—

Fees to be paid	Equity	Common stock issuable upon conversion of Series A Preferred Stock	Other	2,706,823(6)	$11.00	—(11)	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts							$41,855.75

	Total Fees Previously Paid							$41,721.16

	Total Fee Offsets

	Net Fee Due							$134.59

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)

Represents the estimated maximum number of shares of New Bridger Common Stock following the Business Combination to be issued to New Bridger stockholders upon completion of the Business Combination, estimated solely for the purpose of calculating the registration fee, and is based on an amount equal to the sum of (a) 43,125,000 shares of New Bridger Common Stock to be issued to shareholders of JCIC and (b) 100,000 shares of New Bridger Common Stock expected to be issued in connection with the conversion of the outstanding balance under the Promissory Note if the balance of the trust account of JCIC is less than $50,000,000.00 after deducting all amounts payable in respect of JCIC Class A Ordinary Shares submitted for redemption in connection with the Transactions.

(3)

Represents the estimated maximum number of shares of New Bridger Series A Preferred Stock following the Business Combination to be issued to the non-consenting equityholders of Bridger, and is based on an amount equal to 10,526.32 of Bridger Series C Preferred Shares.

(4)

Represents (i) 17,250,000 JCIC Public Warrants and (ii) 9,400,000 JCIC Private Placement Warrants issued, all of which warrants will be assumed by New Bridger in connection with the Transactions and converted into warrants to acquire the same number of shares of New Bridger Common Stock at the same price and on the same terms set forth in the warrant agreement.

(5)

Represents the estimated maximum number of shares of New Bridger Common Stock issuable upon exercise of warrants pursuant to their terms. Each whole warrant will entitle the warrant holder to purchase one share of New Bridger Common Stock at a price of $11.50 per share.

(6)	Represents the estimated maximum number of shares of New Bridger Common Stock issuable upon conversion of Series A Preferred Stock.
(7)

Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is $9.95 (the average of the high and low prices of JCIC Class A Ordinary Shares as reported on Nasdaq on September 21, 2022).

(8)

Pursuant to Rule 457(f)(2) promulgated under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is based on the book value of $1,529.36 per Bridger Series C Preferred Share, computed as of September 22, 2022, the latest practicable date prior to the date of the filing the Registration Statement.

(9)

Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is $0.20 (the average of the high and low prices of JCIC Public Warrants as reported on Nasdaq on September 21, 2022).

(10)	No separate registration fee is required pursuant to Rule 457(g) of the Securities Act.
(11)	No separate registration fee is required pursuant to Rule 457(i) of the Securities Act.
(12)

Pursuant to Rule 457(o) promulgated under the Securities Act, the registration fee has been calculated on the basis of the maximum aggregate offering price. The fee has been determined in accordance with Section 6(b) of the Securities Act at a rate equal to $92.70 per $1,000,000 of the proposed maximum aggregate offering price.

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